                                                                    EXHIBIT 10.2

                              AMENDED AND RESTATED
                         MULTICURRENCY CREDIT AGREEMENT

                            DATED AS OF MARCH 6, 1998

                                      AMONG

                             C.P. CLARE CORPORATION

                                       AND

                                 C.P. CLARE N.V.

                                       AND

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                    AS AGENT,

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I DEFINITIONS.......................................................   1
         Section 1.1. Certain Defined Terms.................................   1
         Section 1.2. Other Interpretive Provisions.........................  19
         Section 1.3. Accounting Principles.................................  20
         Section 1.4. Currency Equivalents Generally........................  20

ARTICLE II THE CREDITS......................................................  20
         Section 2.1. Amounts and Terms of Commitments......................  20
         Section 2.2. Loan Accounts.........................................  21
         Section 2.3. Procedure for Borrowing...............................  22
         Section 2.4. Conversion and Continuation Elections.................  23
         Section 2.5. Utilization of Commitments in Offshore Currencies.....  24
         Section 2.6. Voluntary Termination or Reduction of Commitments.....  26
         Section 2.7. Optional Repayments...................................  26
         Section 2.8. Currency Exchange Fluctuations........................  27
         Section 2.9. Repayment.............................................  27
         Section 2.10. Interest.............................................  27
         Section 2.11. Fees.................................................  28
         Section 2.12. Computation of Fees and Interest.....................  28
         Section 2.13. Payments by a Company................................  29
         Section 2.14. Payments by the Banks to the Agent...................  30
         Section 2.15. Sharing of Payments, Etc.............................  30
         Section 2.16. Financial Services...................................  31
         Section 2.17. Effect of Amendment and Restatement..................  31

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY..........................  31
         Section 3.1. Taxes.................................................  31
         Section 3.2. Illegality............................................  33
         Section 3.3. Increased Costs and Reduction of Return...............  33
         Section 3.4. Funding Losses........................................  34
         Section 3.5. Inability to Determine Rates..........................  35
         Section 3.6. Reserves on Offshore Rate Loans.......................  35
         Section 3.7. Certificates of Banks.................................  35
         Section 3.8. Substitution of Banks for Increased Costs.............  36
         Section 3.9. Survival..............................................  36

ARTICLE IV CONDITIONS PRECEDENT.............................................  36
         Section 4.1. Conditions of Initial Loans...........................  36
         Section 4.2. Conditions to All Borrowings..........................  38

ARTICLE V REPRESENTATIONS AND WARRANTIES....................................  38

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         Section 5.1. Corporate Existence and Power.  Each Company and
                each of its Subsidiaries:...................................  39
         Section 5.2. Corporate Authorization; No Contravention.............  39
         Section 5.3. Governmental Authorization............................  39
         Section 5.4. Binding Effect........................................  40
         Section 5.5. Litigation............................................  40
         Section 5.6. No Default............................................  40
         Section 5.7. ERISA Compliance......................................  40
         Section 5.8. Use of Proceeds; Margin Regulations...................  41
         Section 5.9. Title to Properties...................................  41
         Section 5.10. Taxes................................................  41
         Section 5.11. Financial Condition..................................  42
         Section 5.12. Environmental Matters................................  42
         Section 5.13. Regulated Entities...................................  42
         Section 5.14. No Burdensome Restrictions...........................  43
         Section 5.15. Copyrights, Patents, Trademarks and Licenses, etc....  43
         Section 5.16. Subsidiaries.........................................  43
         Section 5.17. Insurance............................................  43
         Section 5.18. Swap Obligations.....................................  43
         Section 5.19. Leases...............................................  44

ARTICLE VI AFFIRMATIVE COVENANTS............................................  44
         Section 6.1. Financial Statements..................................  44
         Section 6.2. Certificates; Other Information.......................  45
         Section 6.3. Notices...............................................  45
         Section 6.4. Preservation of Corporate Existence, Etc..............  46
         Section 6.5. Maintenance of Property...............................  46
         Section 6.6. Insurance.............................................  47
         Section 6.7. Payment of Obligations................................  47
         Section 6.8. Compliance with Laws..................................  47
         Section 6.9. Compliance with ERISA.................................  48
         Section 6.10. Inspection of Property and Books and Records.........  48
         Section 6.11. Environmental Laws...................................  48
         Section 6.12. Use of Proceeds......................................  48
         Section 6.13. Additional Subsidiary Guarantors.....................  48
         Section 6.14. Continuing Nature of Representations and Warranties..  49

ARTICLE VII NEGATIVE COVENANTS..............................................  49
         Section 7.1. Limitation on Liens...................................  49
         Section 7.2. Disposition of Assets.................................  51
         Section 7.3. Consolidations and Mergers............................  51
         Section 7.4. Loans and Investments.................................  52
         Section 7.5. Limitation on Indebtedness............................  53
         Section 7.6. Transactions with Affiliates..........................  54
         Section 7.7. Use of Proceeds.......................................  54

         Section 7.8. Contingent Obligations................................  54
         Section 7.9. Joint Ventures........................................  55
         Section 7.10. Lease Obligations....................................  55
         Section 7.11. Restricted Payments..................................  55
         Section 7.12. ERISA................................................  56
         Section 7.13. Change in Business...................................  56
         Section 7.14. Accounting Changes...................................  56
         Section 7.15. Consolidated Tangible Net Worth......................  56
         Section 7.16. Total Funded Debt to EBITDA..........................  56
         Section 7.17. Interest Coverage Ratio..............................  57
         Section 7.18. Obligations under Financial Services Agreements......  57
         Section 7.19. Subsidiaries.........................................  57

ARTICLE VIII EVENTS OF DEFAULT..............................................  57
         Section 8.1. Event of Default......................................  57
         Section 8.2. Remedies..............................................  60
         Section 8.3. Rights Not Exclusive..................................  60

ARTICLE IX THE AGENT........................................................  61
         Section 9.1. Appointment and Authorization; "Agent"................  61
         Section 9.2. Delegation of Duties..................................  61
         Section 9.3. Liability of Agent....................................  61
         Section 9.4. Reliance by Agent.....................................  62
         Section 9.5. Notice of Default.....................................  62
         Section 9.6. Credit and Legal Decision.............................  63
         Section 9.7. Indemnification of Agent..............................  63
         Section 9.8. Agent in Individual Capacity..........................  64
         Section 9.9. Successor Agent.......................................  64
         Section 9.10. Withholding Tax......................................  64

ARTICLE X MISCELLANEOUS.....................................................  66
         Section 10.1. Amendments and Waivers...............................  66
         Section 10.2. Notices..............................................  67
         Section 10.3. No Waiver; Cumulative Remedies.......................  67
         Section 10.4. Costs and Expenses...................................  68
         Section 10.5. Company Indemnification..............................  68
         Section 10.6. Marshalling; Payments Set Aside......................  69
         Section 10.7. Successors and Assigns...............................  69
         Section 10.8. Assignments, Participations, etc.....................  69
         Section 10.9. Substitution of Banks for Bank Acquisition...........  71
         Section 10.10. Confidentiality.....................................  71
         Section 10.11. Set-off.............................................  72
         Section 10.12. Debits of Fees......................................  72
         Section 10.13. Notification of Addresses, Lending Offices, Etc.....  72
         Section 10.14. Counterparts........................................  72
         Section 10.15. Severability........................................  73

         Section 10.16. No Third Parties Benefited..........................  73
         Section 10.17. Governing Law and Jurisdiction......................  73
         Section 10.18. Waiver of Jury Trial................................  73
         Section 10.19. Judgment............................................  74

                              AMENDED AND RESTATED
                         MULTICURRENCY CREDIT AGREEMENT


         This AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT is entered into as of March 6, 1998, among C.P. Clare Corporation, a Massachusetts corporation ("Clare"), C.P. Clare N.V., a Belgian corporation ("C.P. Clare N.V."), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

         WHEREAS, Clare, C.P. Clare N.V. and the Banks were parties to a Multicurrency Credit Agreement dated as of September 11, 1995 (as amended, supplemented or otherwise modified to the date hereof, the "Original Credit Agreement"), pursuant to which the Banks extended a revolving multicurrency credit facility to Clare and C.P. Clare N.V.;

         WHEREAS, Clare and C.P. Clare N.V. desire that the Banks amend and restate the Original Credit Agreement to, among other things, increase the Commitment of the Banks;

         WHEREAS, the Banks have agreed to make available to the Companies a revolving multicurrency credit facility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1. Certain Defined Terms.

         The following terms have the following meanings:

         "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Company or a Subsidiary is the surviving entity.

         "Affected Bank" means any Bank that (a) has made a request for compensation from a Company pursuant to Section 3.3 or (b) is subject to a Bank Acquisition.

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

         "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.9.

         "Agent-Related Persons" means BofA and any successor agent arising under Section 9.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Agent's Payment Office" means (i) in respect of payments in Dollars, the address for payments set forth on Schedule 10.2 or such other address as the Agent may from time to time specify in accordance with Section 10.2, and, (ii) in the case of payments in any Offshore Currency, the address for payments set forth on Schedule 10.2 or such other address as the Agent may from time to time specify in accordance with Section 10.2.

         "Agreed Alternative Currency" has the meaning specified in subsection 2.5(e).

         "Agreement" means this Multicurrency Credit Agreement.

         "Applicable Currency" means, as to any particular payment or Loan, Dollars or the Offshore Currency in which it is denominated or is payable.

         "Applicable Margin" means, at any time, with respect to the unpaid principal amount of each Offshore Rate Loan, the applicable percentage set forth below in the column entitled "Applicable Margin for Offshore Rate Loans" opposite the Margin Ratio in effect at such time.

                                                           Applicable Margin For
                   Margin Ratio                             Offshore Rate Loans
                   ------------                             -------------------
         Less than 0.5:1.0                                          .25%

         Equal to or  greater  than  0.5:1.0  but                   .50%
         less than 1.0:1.0

         Equal to or  greater  than  1.0:1.0  but                   .75%
         less than 1.5:1.0

         Equal to or  greater  than  1.5:1.0  but                  1.00%
         less than 2.0:1.0

         Equal to or greater than 2.0:1.0                          1.25%

         The initial Applicable Margin for Offshore Rate Loans shall be one percent (1%) and shall remain in effect until the delivery of a Compliance Certificate with respect to the fiscal quarter ending March 31, 1998. Thereafter, the Applicable Margin shall be based on the Margin Ratio in effect as set forth in the Compliance Certificate most recently delivered by Clare to the Agent. Changes in the Applicable Margin resulting from a change in the Margin Ratio shall become effective on the first day following the month after delivery by Clare to Agent of a Compliance Certificate, regardless of whether or not such certificate is delivered on time. If Clare shall fail to deliver a Compliance Certificate by the date required pursuant to subsection 6.2(b), the Applicable Margin from and including the 45th day after the end of such fiscal quarter to but not including the date Clare delivers to the Agent a Compliance Certificate shall conclusively be presumed to equal the highest Applicable Margin specified in the above chart. Notwithstanding the foregoing, no reduction in the Applicable Margin shall be effected if a Default shall have occurred and be continuing on the date when such change would otherwise occur. "Margin Ratio" means, the ratio of Consolidated Liabilities to EBITDA for any twelve-month period ending on the last day of the fiscal quarter of Clare, as shown in the most recent Compliance Certificate.

         "Assignee" has the meaning specified in subsection 10.8(a).

         "Attorney Costs" means and includes all disbursements and reasonable fees of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel relating to the Loans, this Agreement or the other Loan Documents, which services and disbursements shall be documented to the Companies.

         "Bank" has the meaning specified in the introductory clause hereto.

         "Bank Acquisition" means the acquisition, whether by purchase, merger or any other means, of a controlling interest in any Bank by any Person not an Affiliate of such Bank.

         "Banking Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or San Francisco, California are authorized or required by law to close and (i) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market, and (ii) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

         "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

         "Base Rate" means, for any day, the higher of:

         (a) one half of one percent (0.50%) per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

         Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "BofA" means Bank of America National Trust and Savings Association, a national banking association, formerly known as Bank of America Illinois, an Illinois banking corporation.

         "Borrowing" means a borrowing hereunder consisting of Loans of the same Type and in the same Applicable Currency made to a Company on the same day by the Banks under Article II (but excluding Section 2.1(b)), and, other than in the case of Base Rate Loans, having the same Interest Period.

         "Borrowing Date" means any date on which a Borrowing occurs under
Section 2.3.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means a Banking Day.

         "C.P. Clare N.V." has the meaning specified in the introductory clause hereto.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets (excluding operating leases) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

         "Cash Equivalents" means:

         (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six months from the date of acquisition;

         (b) certificates of deposit, time deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six months, issued by any Bank, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000) whose short term securities are rated at least A-1 by Standard & Poor's Corporation and P-1 by Moody's Investors Service, Inc., and not subject to any right of setoff by such issuer;

         (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than six months;

         (d) investments with foreign banks similar to the investments set forth in clauses (a), (b) and (c) above, so long as such foreign bank has combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000); and

         (e) variable rate municipal bonds that are backed by letters of credit issued by any Bank, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000) whose short term securities are rated at least A-1 by Standard & Poor's Corporation and P-1 by Moody's Investors Service, Inc.

         "Change of Control" means either of the following (i) if any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes directly or indirectly, the "beneficial owners," as defined in Rule 13d-3 under the Exchange Act, of securities of Clare that represent twenty-five percent (25%) or more of the combined voting power of Clare's then outstanding securities or (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted Clare's board of directors (together with any new directors whose election by Clare's board of directors or whose nomination for election by Clare's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

         "Clare" has the meaning specified in the introductory clause hereto.

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Commitment", as to each Bank, has the meaning specified in Section 2.1(a).

         "Company" means Clare or C.P. Clare N.V., and "Companies" means, collectively, Clare and C.P. Clare N.V.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Computation Date" has the meaning specified in subsection 2.5(a).

         "Consolidated Interest Expense" means, for any period, net consolidated interest expense for the period for Clare and its Subsidiaries, plus (a) the portion of the upfront costs and expenses for Swap Contracts (to the extent not included in net consolidated interest expense) fairly allocated to such Swap Contracts as expenses for such period, plus (b) fees payable pursuant to the Loan Documents (to the extent not included in net consolidated interest expense) during such period, plus (c) the portion of any payments made in respect of capital leases allocated to interest expense (to the extent not included in net consolidated interest expense) during such period; all as determined in accordance with GAAP.

         "Consolidated Liabilities" means, as of any date of determination, all amounts which would, in accordance with GAAP, be included under liabilities on a consolidated balance sheet of Clare and its Subsidiaries.

         "Consolidated Net Worth" means shareholders' equity (excluding treasury stock) of Clare and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

         "Consolidated Tangible Net Worth" means the Consolidated Net Worth of Clare and its Subsidiaries less the net book value of all assets of the Companies and their Subsidiaries, on a consolidated basis, which would be treated as intangibles under GAAP, including, without limitation, deferred charges (excluding deferred taxes), franchise rights, non-compete agreements, research and development costs, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses.

         "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, guaranty, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Conversion/Continuation Date" means any date on which, under Section 2.4, a Company (a) converts Loans of one Type to another Type, or (b) continues Loans having Interest Periods expiring on such date as Loans of the same Type, but with a new Interest Period.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.5(a).

         "Dollars", "dollars" and "$" each mean lawful money of the United
States.

         "EBIT" means for any period, for Clare and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) the net income (or net loss) for such period plus (b) Consolidated Interest Expense to the extent included in the determination of such net income (or loss), plus (c) provision for taxes to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains, determined in accordance with GAAP.

         "EBITDA" mean, for any period, for Clare and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the EBIT for such period, plus all amounts treated as expenses for depreciation and amortization of intangibles of any kind to the extent such amounts are included in the determination of net income (or loss) for such period; provided, however, that such amounts shall be excluded from the calculation of EBITDA to the extent such amounts were included in the calculation of Consolidated Interest Expense.

         "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000), provided that such bank is acting through a branch or agency located in the United States; and
(c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Company or any ERISA Affiliate.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 8.1.

         "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

         "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Fee Letter" has the meaning specified in subsection 2.11(a).

         "Financial Services Agreements" means trade finance, foreign exchange, risk management service agreements or other services provided by a Bank, if any, whether verbal or written, entered into between a Company and a Bank, each such agreement being in form and substance satisfactory to such Bank in its sole discretion.

         "Foreign Permitted Receivables" shall mean all obligations of any obligor located outside of the United States (whether now existing or hereafter arising) under a contract for sale of goods or services by a Company or any Subsidiary, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto.

         "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

         "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.1, excluding, in the case of each Bank and the

Agent, respectively, taxes imposed on or measured by its net income by the United States, any state thereof or any other jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

         "FX Trading Office" means the Foreign Exchange Trading Center, Chicago, Illinois, of BofA, or such other of BofA's offices as BofA may designate from time to time.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guarantor" means each Subsidiary of a Company.

         "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all net obligations with respect to Swap Contracts; (e) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (f) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (g) all obligations with respect to capital leases; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

         For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

         "Indemnified Liabilities" has the meaning specified in Section 10.5.

         "Indemnified Person" has the meaning specified in Section 10.5.

         "Independent Auditor" has the meaning specified in subsection 6.1(a).

         "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Interest Coverage Ratio" means, for any period, the ratio of (a) EBIT for such period plus the aggregate amount of all operating lease payments made or required to be made by Clare or any of its Subsidiaries for such period; to
(b) Consolidated Interest Expense for such period plus the aggregate amount of all operating lease payments made or required to be made by Clare or any of its Subsidiaries for such period.

         "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar month; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

         "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter (and any other period that is less than one month and is consented to by the Required Banks in the given instance) as selected by a Company in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

         (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

         (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

         (iii) no Interest Period for any Loan shall extend beyond the Termination Date.

         "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

         "Joint Venture" means a corporation, partnership, limited liability company, joint venture or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by a Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.2, or such other office or offices as such Bank may from time to time notify the Companies and the Agent.

         "LIBOR" has the meaning specified in the definition of "Offshore Rate".

         "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

         "Loan" means an extension of credit by a Bank to a Company under
Article II (but excluding Section 2.1(b)), and may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).

         "Loan Documents" means this Agreement, any Notes, the Fee Letter, the Financial Services Agreements and all other documents delivered to the Agent or any Bank in connection herewith.

         "Margin Ratio" has the meaning specified in the definition of "Applicable Margin".

         "Margin Stock" means "margin stock" as such term is defined in Regulations G, T, U or X of the FRB.

         "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of a Company or the Companies and their Subsidiaries taken as a whole.

         "Minimum Tranche" means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.4, (a) in the case of Base Rate Loans, Two Hundred Fifty Thousand Dollars ($250,000) or any multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof, and
(b) in the case of Offshore Rate Loans, the Dollar Equivalent amount of One Million Dollars ($1,000,000) or any multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof or such other smaller amount as Required Banks may otherwise agree in their sole discretion.

         "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which a Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Note" means a promissory note executed by a Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of Exhibit F.

         "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

         "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by a Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, and all Obligations shall be the joint and several Obligations of the Companies.

         "Offshore Currency" means at any time Belgian francs and any Agreed Alternative Currency.

         "Offshore Currency Loan" means any Offshore Rate Loan denominated in an Offshore Currency.

         "Offshore Currency Loan Sublimit" means, as to all Offshore Currencies in the aggregate, Fifteen Million Dollars ($15,000,000), and, as to any single Offshore Currency, Fifteen Million Dollars ($15,000,000).

         "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:


                  Offshore Rate =                    LIBOR
                                    ------------------------------------
                                    1.00 - Eurodollar Reserve Percentage


         Where,

                  "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Agent by each Reference Bank as the rate of interest at which deposits in the Applicable Currency in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by such Reference Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

                  The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate, and may be an Offshore Currency Loan or a Loan denominated in Dollars.

         "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

         "Original Credit Agreement" has the meaning specified in the introductory clause hereto.

         "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

         "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA's London branch to major banks in the London or other applicable offshore interbank market.

         "Participant" has the meaning specified in subsection 10.8(d).

         "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

         "Permitted Liens" has the meaning specified in Section 7.1.

         "Permitted Foreign Receivables Purchase Facility" shall mean any agreement of a Company or any of its Subsidiaries providing for sales, transfers or conveyances of Foreign Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Foreign Permitted Receivables (or against any of such seller's Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Foreign Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels; provided that the aggregate amount of all Foreign Permitted Receivables permitted to be sold pursuant to all Permitted Foreign Receivables Purchase Facilities for the combined Companies and their Subsidiaries shall not exceed Five Million Dollars ($5,000,000) in any fiscal year of Clare.

         "Permitted Swap Obligations" means the Financial Services Agreements which constitute Swap Contracts and all other obligations (contingent or otherwise) of a Company or any Subsidiary existing or arising under Swap Contracts; provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with (i) interest rate fluctuations, provided that the aggregate exposure of the Companies and their Subsidiaries (to be determined by BofA) under Swap Contracts entered into for the purpose of mitigating risks associated with interest rate fluctuations does not exceed One Million Dollars ($1,000,000) and the aggregate notional amount of all such Swap Contracts does not exceed Twenty Million Dollars ($20,000,000) or (ii) exchange rate fluctuations, provided that the aggregate exposure of the Companies and their Subsidiaries (to be determined by BofA) under Swap Contracts entered into for the purpose of mitigating risks associated with exchange rate fluctuations does not exceed Four Million Dollars ($4,000,000) and the aggregate notional amount of all such Swap Contracts does not exceed Forty Million Dollars ($40,000,000), (b) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person; and (c) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder.

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Company sponsors or maintains or to which a Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

         "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

         "Reference Banks" means BofA and such other financial institutions as are acceptable to Agent.

         "Replacement Bank" means any bank or financial institution reasonably satisfactory to the Company which acquires and assumes all or a ratable part of all of an Affected Banks Loans and Commitments.

         "Reportable Event" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Required Banks" means at any time Banks then holding at least 66.667% of the then aggregate unpaid principal amount of the Loans, or, if no amounts are outstanding, Banks then having at least 66.667% of the aggregate amount of the Commitments; provided that "Required Banks" shall at all times include BofA.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer or the president of a Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of a Company, or any other officer having substantially the same authority and responsibility.

         "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Spot Rate" for a currency means the rate quoted by BofA as the spot rate for the purchase by BofA of such currency with another currency through its FX Trading Office at approximately 10:30 a.m. (Chicago time) on the date two (2) Banking Days prior to the date as of which the foreign exchange computation is made.

         "Subordinated Debt" means that portion of any liabilities, obligations or Indebtedness of either Company or any Subsidiary that is subordinated to the Obligations in a manner satisfactory to Banks.

         "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a direct or indirect Subsidiary of a Company and includes, without limitation, all Persons listed on the organizational chart attached as Schedule 1.1.

         "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

         "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank.)

         "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the United States, any state thereof or any other jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

         "Termination Date" means the earlier to occur of:

         (a)      June 30, 2001; and

         (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

         "Total Funded Debt" means at any time, the aggregate outstanding amount of all interest-bearing Indebtedness at such time determined for the Companies and their Subsidiaries on a consolidated basis in accordance with GAAP, including without limitation, the Loans.

         "Type" has the meaning specified in the definition of "Loan."

         "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." each means the United States of America.

         "Wholly-Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying shares required by law) one hundred percent (100%) of the capital stock, or memberships or other equity interests in the case of Subsidiaries that are not corporations, of each class having ordinary voting power, and one hundred percent (100%) of the capital stock, or memberships or other equity interests in the case of Subsidiaries that are not corporations, of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by a Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

         Section 1.2. Other Interpretive Provisions.

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                  (ii) The term "including" is not limiting and means "including without limitation."

                  (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

         (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

         (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Companies and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

         Section 1.3. Accounting Principles.

         (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

         (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of a Company.

         Section 1.4. Currency Equivalents Generally.

         For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

                                   ARTICLE II
                                   THE CREDITS

         Section 2.1. Amounts and Terms of Commitments.

         (a) The Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make Loans to the Companies from time to time on any Business Day for the period from the Closing Date to the Termination Date, in an aggregate principal Dollar Equivalent amount for the combined Companies not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.1 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.6 or as a result of one or more assignments pursuant to Section 10.8, the Bank's "Commitment"); provided, however, that after giving effect to any Borrowing of Loans, the aggregate principal Dollar Equivalent amount of all outstanding Loans shall not exceed the combined Commitments of all Banks; and provided further, that after giving effect to any Borrowing of Offshore Currency Loans, the aggregate principal Dollar Equivalent amount of all outstanding Offshore Currency Loans shall not exceed the Offshore Currency Loan Sublimit. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Companies may borrow under this subsection 2.1(a), repay such Borrowings pursuant to
Section 2.7 and reborrow pursuant to this subsection 2.1(a).

         (b) Financial Services. Each Bank severally agrees, from time to time on any Business Day during any period determined by each Bank in its sole discretion, to provide the financial services to each Company set forth in the Financial Services Agreements between Bank and such Company; provided that the aggregate Dollar Equivalent amount of exposure of such Bank under the Financial Services Agreements to which it is a party, as determined by such Bank in its sole discretion, does not at any time exceed the amount set forth opposite the Bank's name in Schedule 2.1 under the heading "Financial Services (Excluding Loans)".

         Section 2.2. Loan Accounts.

         (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to a Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Companies hereunder to pay any amount actually owing with respect to the Loans.

         (b) The Loans made by such Bank shall be evidenced by one or more Notes, in addition to the loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount and Applicable Currency of each payment of principal made by a Company with respect thereto. Each such Bank is irrevocably authorized by each Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Companies hereunder or under any such Note to such Bank.

         Section 2.3. Procedure for Borrowing

         (a) Subject to subsection 2.3(e) each Borrowing shall be made upon a Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:00 a.m. (Chicago time) (i) four (4) Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans; (ii) three (3) Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars; and (iii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

                  (A) the amount of the Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

                  (B) the requested Borrowing Date, which shall be a Business Day;

                  (C) the name of the Company proposing to borrow and the Type of Loans comprising the Borrowing;

                  (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months; and

                  (E) in the case of a Borrowing comprised of Offshore Currency Loans, the Applicable Currency.

         (b) The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Agent for such Borrowing on the Computation Date therefor in accordance with subsection 2.5(a). Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Pro Rata Share of the Borrowing. In the case of a Borrowing comprised of Offshore Currency Loans, such notice will provide the amount of each Bank's Pro Rata Share of the Borrowing, and the Agent will, upon the determination of Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Bank of the exact amount of such Bank's Pro Rata Share of the Borrowing.

         (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company requesting such Borrowing at the Agent's Payment Office by 12:00 noon (Chicago time) on the Borrowing Date requested by such Company in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Loans in Dollars, by 12:00 noon (Chicago time), (ii) in the case of a Borrowing in Offshore Currency, by such time as the Agent may specify. The proceeds of all such Loans will then be made available to such Company by the Agent by wire transfer in accordance with written instructions provided to the Agent by such Company of like funds as received by the Agent.

         (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

         (e) During the existence of a Default or Event of Default a Company may not elect a Loan to be an Offshore Rate Loan.

         Section 2.4. Conversion and Continuation Elections.

         (a) Subject to subsection 2.4(e) a Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                  (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans denominated in Dollars, to convert any such Loans (or any part thereof in an amount not less than the Minimum Tranche) into Loans in Dollars of any other Type; or

                  (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided, that if at any time the aggregate amount of Offshore Rate Loans denominated in Dollars in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than One Million Dollars ($1,000,000), such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of such Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

         (b) A Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:00 a.m. (Chicago time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars; (ii) four (4) Business Days in advance of the continuation date, if the Loans are to be continued as Offshore Currency Loans; and (iii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                  (A)      the proposed Conversion/Continuation Date;

                  (B) the aggregate amount of Loans to be converted or continued;

                  (C) the Type of Loans resulting from the proposed conversion or continuation; and

                  (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans in Dollars, a Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, such Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period. If a Company has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.4(b), or if any Default or Event of Default shall then exist, subject to the provisions of subsection 2.5(d), such Company shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one-month Interest Period.

         (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

         (e) During the existence of a Default or Event of Default, a Company may not elect to have a Loan in Dollars converted into or continued as an Offshore Rate Loan in Dollars or elect to have an Offshore Currency Loan continued on the basis of an Interest period exceeding one month.

         (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than five
(5) different Interest Periods in effect.

         Section 2.5. Utilization of Commitments in Offshore Currencies.

         (a) The Agent will determine the Dollar Equivalent amount with respect to any (i) Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans as of the last Banking Day of each month, and (iii) outstanding Offshore Currency Loans as of any redenomination date pursuant to this Section 2.5 or Section 3.5 (each such date under clauses (i) through (iii) a "Computation Date").

         (b) In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Banks shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any of the Banks by 5:00 p.m. (Chicago time) four (4) Business Days prior to the day of such Borrowing that such Bank cannot provide Loans in the requested Offshore Currency, in which event the Agent will give notice to such Company no later than 9:00 a.m. (Chicago time) on the third Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified such Company that any such Borrowing in a requested Offshore Currency is not then available, such Company may, by notice to the Agent not later than 5:00 p.m. (Chicago time) three (3) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If such Company does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and the Agent will promptly so notify each Bank. If such Company does not so withdraw such Notice of Borrowing, the Agent will promptly so notify each Bank and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in the Dollar Equivalent of the amount specified in the Notice of Borrowing; and in such notice by the Agent to each Bank the Agent will state such aggregate amount of such Borrowing in Dollars and such Bank's Pro Rata Share thereof.

         (c) In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.4, the Banks shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Banks by 5:00 p.m. (Chicago time) four (4) Business Days prior to the day of such continuation that such Bank cannot continue to provide Loans in the relevant Offshore Currency, in which event the Agent will give notice to such Company not later than 9:00 a.m. (Chicago time) on the third Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the relevant Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified such Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify such Company and the Banks of any such redenomination and in such notice by the Agent to each Bank the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans as of the Computation Date with respect thereto and such Bank's Pro Rata Share thereof.

         (d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Required Banks, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Loans in Dollars on the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify such Company of any such redenomination and conversion request.

         (e) A Company shall be entitled to request that Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that in the opinion of all the Banks is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternative Currency"). A Company shall deliver to the Agent any request for designation of an Agreed Alternative Currency in accordance with
Section 10.2, to be received by the Agent not later than 10:00 a.m. (Chicago time) at least seven (7) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Agent will promptly notify the Banks thereof. Each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify such Company of the acceptance or rejection of any such request.

         Section 2.6. Voluntary Termination or Reduction of Commitments.

         A Company may, upon not less than five (5) Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum Dollar Equivalent amount of One Million Dollars ($1,000,000) or any Dollar Equivalent multiple of One Million Dollars ($1,000,000) in excess thereof; unless, after giving effect thereto and to any payments of Loans made on the effective date thereof, the then-outstanding principal Dollar Equivalent amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         Section 2.7. Optional Repayments.

         Subject to Section 3.4, a Company may, at any time or from time to time, upon irrevocable notice to the Agent delivered in accordance with Section
10.2 and the notice provisions below, ratably repay Loans in whole or in part, in minimum Dollar Equivalent amounts of Two Hundred Thousand Dollars ($200,000) or any Dollar Equivalent multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. The repaying Company shall deliver a notice of repayment to be received by the Agent not later than 10:00 a.m. (Chicago time) (i) at least three (3) Business Days in advance of the repayment date if the Loans to be repaid are Offshore Currency Loans, (ii) at least three (3) Business Days in advance of the repayment date if the Loans to be repaid are Offshore Rate Loans in Dollars, and (iii) on the repayment date if the Loans to be repaid are Base Rate Loans. Such notice of repayment shall specify the date and amount of such repayment and whether such repayment is of Base Rate Loans, Offshore Rate Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by such Company and the Agent will promptly notify each Bank thereof and of such Bank's Pro Rata Share of such repayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount repaid and any amounts required pursuant to Section 3.4.

         Section 2.8. Currency Exchange Fluctuations.

         Subject to Section 3.4, if on any Computation Date the Agent shall have determined that the aggregate Dollar Equivalent principal amount of all Loans then outstanding exceeds the combined Commitments of the Banks due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Agent shall give notice to a Company that a repayment is required under this Section, and such Company agrees thereupon to make immediate repayments of Loans such that, after giving effect to such repayment the aggregate Dollar Equivalent amount of all Loans does not exceed the combined Commitments.

         Section 2.9. Repayment.

         The Companies, jointly and severally, shall repay to the Banks on the Termination Date the aggregate principal amount of Loans and all other Obligations outstanding on such date.

         Section 2.10. Interest.

         (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Margin or the Base Rate, as the case may be (and subject to a Company's right to convert to other Types of Loans under Section 2.4).

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.6 or repayment of Offshore Rate Loans under Sections
2.7 or 2.8 for the portion of the Loans so prepaid or repaid, and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

         (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, each Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the interest rate then in effect for such Obligations (or if no such interest rate exists, the Base Rate) plus two percent (2.0%); provided, however, that on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus two percent (2.0%).

         (d) Anything herein to the contrary notwithstanding, the obligations of a Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event such Company shall pay such Bank interest at the highest rate permitted by applicable law.

         Section 2.11. Fees.

         (a) Arrangement, Agency Fees. The Companies shall jointly and severally be obligated to pay a fee to BofA as required by the letter agreement ("Fee Letter") between the Companies and BofA, which fee shall be due and payable and fully earned on the Closing Date.

         (b) Commitment Fees. The Companies shall jointly and severally, pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a monthly basis in arrears on the last Business Day of each calendar month based upon the daily utilization for that month as calculated by the Agent, equal to (i) one quarter of one percent (0.25%) per annum if such average daily unused portion is greater than fifty percent (50%) of such Bank's Commitment or (ii) one-eighth of one percent (0.125%) per annum if such average daily unused portion is less than or equal to fifty percent (50%) of such Bank's Commitment. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable monthly in arrears on the last Business Day of each month commencing on March 27, 1998 through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.6, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following monthly payment being calculated on the basis of the period from such reduction or termination date to such monthly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

         Section 2.12. Computation of Fees and Interest.

         (a) All computations of interest for Loans shall be made on the basis of a year of 360 days and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) For purposes of determining utilization of each Bank's Commitment in order to calculate the commitment fee due under Section 2.11(b), the amount of any outstanding Offshore Currency Loan on any date shall be determined based upon the Dollar Equivalent amount as of the most recent Computation Date with respect to such Offshore Currency Loan.

         (c) Each determination of an interest rate or a Dollar Equivalent amount by the Agent shall be conclusive and binding on the Companies and the Banks in the absence of manifest error. The Agent will, at the request of a Company or any Bank, deliver to such

Company or such Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate or Dollar Equivalent amount.

         Section 2.13. Payments by a Company.

         (a) All payments to be made by a Company shall be made without set-off, recoupment or counterclaim and free and clear of and without reduction by reason of all present and future taxes, levies, imposts, duties or other charges. Except as otherwise expressly provided herein, all payments by a Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 1:30 p.m. (Chicago time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 1:30 p.m. (Chicago time), or later than the time specified by the Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         (c) Unless the Agent receives notice from a Company prior to the date on which any payment is due to the Banks that such Company will not make such payment in full as and when required, the Agent may assume that such Company has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be required to), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

         Section 2.14. Payments by the Banks to the Agent.

         (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the borrowing Company the amount of that

Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be required to), in reliance upon such assumption, make available to such Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to such Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.14(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Companies of such failure to fund and, upon demand by the Agent, the Companies shall be jointly and severally obligated to immediately pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

         Section 2.15. Sharing of Payments, Etc.

         If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.11) with respect to such participation as fully as if such Bank were the direct creditor of a Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

         Section 2.16. Financial Services.

         (a) Any liability, whether contingent or otherwise, incurred by a Bank as a result of financial services provided by such Bank to a Company pursuant to
Section 2.1(b) are solely the liability of such Bank, however, such liabilities shall constitute a part of the Obligations and consequently shall be entitled to the benefit of the representations, warranties and covenants set forth herein.

         (b) The Agent may, with the consent or upon the request of the Required Banks, pay to a Bank all or part of the amounts owed by a Company to such Bank pursuant to the Financial Services Agreements. The amount so paid shall constitute a Base Rate Loan advanced pursuant to Section 2.1(a) and the Banks shall account for such payment pursuant to the provisions of Section 2.15.

         Section 2.17.  Effect of Amendment and Restatement.

         Upon the execution and delivery of this Agreement, the liabilities of the Companies previously governed by the Original Credit Agreement shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The execution and delivery of this agreement shall not constitute a novation or repayment of the indebtedness outstanding under the Original Credit Agreement.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         Section 3.1. Taxes.

         (a) Any and all payments by a Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Companies shall be jointly and severally obligated to promptly pay all Other Taxes.

         (b) If a Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                  (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                  (ii) such Company shall make such deductions and withholdings;

                  (iii) such Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) the Companies shall also be jointly and severally obligated to promptly pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

         (c) The Companies jointly and severally agree to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses, unless incurred solely by reason of such Bank's gross negligence or willful misconduct) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date the Bank or the Agent makes written demand therefor.

         (d) Within thirty (30) days after the date of any payment by a Company of Taxes, Other Taxes or Further Taxes, such Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

         (e) If a Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

         Section 3.2. Illegality.

         (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by the Bank to the Companies through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Companies that the circumstances giving rise to such determination no longer exist.

         (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Companies shall each, upon their receipt of notice of such fact and demand from such

Bank (with a copy to the Agent), repay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Companies are required to so repay any Offshore Rate Loan, then concurrently with such repayment, the Companies shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

         Section 3.3. Increased Costs and Reduction of Return.

         (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans then the Companies shall be jointly and severally liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Companies through the Agent, the Companies shall jointly and severally be obligated to promptly pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         Section 3.4. Funding Losses.

         The Companies shall jointly and severally reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of a Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

         (b) the failure of a Company to borrow, continue or convert a Loan after such Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

         (c) the failure of a Company to make any repayment in accordance with any notice delivered under Section 2.7;

         (d) the repayment (including pursuant to Sections 2.7 or 2.8), prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 3.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         Section 3.5. Inability to Determine Rates.

         If the Agent or the Required Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.10(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company requesting such Loan and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, a Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If a Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by such Company, in the amount specified in the applicable notice submitted by such Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans. In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Loans in

Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

         Section 3.6. Reserves on Offshore Rate Loans.

         The Companies shall jointly and severally pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), and, in respect of any Offshore Currency Loans, under any applicable regulations of the central bank or other relevant Governmental Authority in the country in which the Offshore Currency of such Offshore Rate Loan circulates, additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Companies shall have received at least fifteen (15) days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

         Section 3.7. Certificates of Banks.

         Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Companies (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder. The Companies shall have ten (10) days to review such certificate and if no objections are made in writing by the Companies to the applicable Bank within such period of time, such certificate shall be conclusive and binding on the Companies in the absence of manifest error.

         Section 3.8. Substitution of Banks for Increased Costs.

         Upon the receipt by a Company from an Affected Bank of a claim for compensation under Section 3.3, such Company may: (i) request the Affected Bank to use its best efforts to obtain a Replacement Bank; (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld); provided that this Section 3.8 shall not relieve the Company from its obligation to pay to the Affected Bank amounts due under Section 3.3 and arising prior to substitution of the Replacement Bank or the acquisition by another Bank of the Affected Bank's Loans and Commitment. The Affected Bank shall not be required to make any representation or warranty to the Replacement Bank.

         Section 3.9. Survival.

         The agreements and obligations of the Companies in this Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         Section 4.1. Conditions of Initial Loans.

         The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

         (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

         (b) Reaffirmation of Guaranties and Negative Pledge Agreements. A duly executed Reaffirmation of Guaranty and Negative Pledge Agreement from each Guarantor of all Obligations hereunder.

         (c) Resolutions; Incumbency.

                  (i) Copies of the resolutions of the board of directors of the Companies and each Subsidiary authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

                  (ii) A certificate of the Secretary, Assistant Secretary or equivalent officer of the Companies and each Subsidiary certifying the names and true signatures of the officers of such Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

         (d) Organization Documents; Good Standing. Each of the following documents:

                  (i) the articles or certificate of incorporation and the bylaws of the Companies as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Company as of the Closing Date, or equivalent foreign documentation, as applicable; and

                  (ii) a good standing certificate for the Companies from the Secretary of State (or similar applicable Governmental Authority) of its state of incorporation and each state where such Company is qualified to do business as a foreign corporation as of a recent date, or the equivalent foreign documentation, as applicable;

         (e) Legal Opinions.

                  (i) an opinion of Lori Henderson, Esq., counsel to Clare and addressed to the Agent and the Banks, substantially in the form of Exhibit D-1; and

                  (ii) an opinion of Stibbe, Simont, Monahan and Duhot, counsel to C.P. Clare N.V. and addressed to the Agent and the Banks, substantially in the form of Exhibit D-2.

         (f) Payment of Fees. Evidence of payment by the Companies of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Companies and BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.11 and 10.4;

         (g) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                  (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                  (ii) no Default or Event of Default exists; and

                  (iii) there has not occurred since December 28, 1997, any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

         (h) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

         Section 4.2. Conditions to All Borrowings.

         The obligation of each Bank to make any Loan to be made by it or to continue or convert any Loan under Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

         (a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

         (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing, or continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by a Company hereunder shall constitute a representation and warranty by the Companies hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in
Section 4.2 are satisfied.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         Each Company represents and warrants to the Agent and each Bank that:

         Section 5.1. Corporate Existence and Power. Each Company and each of its Subsidiaries:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, other than jurisdictions in which the failure to qualify, be licensed or in good standing could reasonably be expected to have a Material Adverse Effect; and

         (d) is in compliance with all Requirements of Law, the noncompliance with which could reasonably be expected to have Material Adverse Effect.

         Section 5.2.  Corporate Authorization; No Contravention.

         The execution, delivery and performance by each Company and each of their Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

         (a) contravene the terms of any of that Person's Organization
Documents;

         (b) conflict with or result in any breach or contravention of any document evidencing any Contractual Obligation to which such Person is a party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

         (c) conflict with or result in any breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject and which could reasonably be expected to have a Material Adverse Effect;

         (d) create any Lien that is not a Permitted Lien; or

         (e) violate any Requirement of Law that could reasonably be expected to have a Material Adverse Effect.

         Section 5.3.  Governmental Authorization.

         No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Companies or any of their Subsidiaries of the Agreement or any other Loan Document.

         Section 5.4. Binding Effect.

         This Agreement and each other Loan Document to which the Companies or any of their Subsidiaries are a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         Section 5.5. Litigation.

         Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Companies, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against a Company, or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to a Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         Section 5.6.  No Default.

         No Default or Event of Default exists or would result from the incurring of any Obligations by a Company. As of the Closing Date, neither Company nor a Subsidiary of a

Company is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

         Section 5.7. ERISA Compliance.

         Except as specifically disclosed in Schedule 5.7:

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Companies, nothing has occurred which would cause the loss of such qualification. Each Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

         (b) There are no pending or, to the best knowledge of a Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) (i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Company nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

         Section 5.8. Use of Proceeds; Margin Regulations.

         The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.7. Neither Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         Section 5.9. Title to Properties.

         Each Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary to or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         Section 5.10. Taxes.

         Each Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against a Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         Section 5.11. Financial Condition.

         (a) audited consolidated financial statements of Clare and its Subsidiaries dated March 31, 1997, and the unaudited consolidated financial statements of Clare and its Subsidiaries dated December 28, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year and quarter, respectively, ended on such dates:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and, except as noted therein, consistently with prior periods, and solely with respect to the unaudited financial statements dated December 28, 1997, were subject to ordinary, good faith year end audit adjustments;

               (ii) fairly present the financial condition of the Companies and their Subsidiaries on a consolidated basis as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Companies and their consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)   Since December 31, 1997, there has been no Material Adverse
Effect.

         Section 5.12. Environmental Matters.

         Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof each Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 5.13. Regulated Entities.

         Neither Company, nor any Person controlling a Company, nor any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. Neither Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         Section 5.14. No Burdensome Restrictions.

         Neither Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         Section 5.15. Copyrights, Patents, Trademarks and Licenses, etc.

         Each Company or its Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by each Company or any Subsidiary infringes upon any rights held by any other Person, which infringement could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of each Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         Section 5.16. Subsidiaries.

         Neither Company has any Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 and neither Company, nor any of its Subsidiaries, has equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

         Section 5.17. Insurance.

         Except as specifically disclosed in Schedule 5.17, the properties of each Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Company or Subsidiary operates.

         Section 5.18. Swap Obligations.

         Neither Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Clare has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

         Section 5.19. Leases.

         Neither Company nor any Subsidiary is a party to any obligations for the payment of rent or lease payments under any lease or agreement to lease other than as listed on Schedule 5.19 or as may be permitted pursuant to Section 7.10.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         Section 6.1. Financial Statements.

         Clare shall deliver to the Agent, in the same form and with the same detail as included in its financial reports filed with the SEC, with sufficient copies for each Bank:

         (a) as soon as available, but not later than one hundred (100) days after the end of each fiscal year (commencing with the fiscal year ended March 31, 1998), a copy of the audited consolidated balance sheet of Clare and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized "Big Six" independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Companies' or any Subsidiary's records;

         (b) as soon as available, but not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended December 31, 1997), a copy of the unaudited consolidated balance sheet of Clare and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of Clare as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Clare and its Subsidiaries;

         Section 6.2. Certificates; Other Information.

         Each Company shall furnish to the Agent, with sufficient copies for each Bank:

         (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer of Clare;

         (b) promptly, copies of all financial statements and reports that a Company or any Subsidiary sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that a Company or any Subsidiary may make or be required to make to, or file with, the SEC; and

         (c) promptly, when completed or available by such Company, such additional information regarding the business, financial or corporate affairs of Clare or any of its Subsidiaries on a consolidated and segment reporting basis as the Agent, at the reasonable request of any Bank, may from time to time request, provided, that (i) delivery of such information will not violate the applicable federal securities laws and (ii) the information requested is generated or available in the ordinary course of such Company's business.

         Section 6.3. Notices.

         Each Company shall promptly notify the Agent and each Bank:

         (a)   of the occurrence of any Default or Event of Default;

         (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

         (c) of the occurrence of any of the following events affecting a Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to such Company or any ERISA Affiliate with respect to such event:

               (i) an ERISA Event;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by a Company or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

         (d) of any material change in accounting policies or financial reporting practices by a Company or any of its consolidated Subsidiaries, except for changes disclosed in the financial reports of the Companies filed with the SEC and changes in GAAP;

         (e) after the occurrence of a Default or Event of Default, upon the request of BofA, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which a Company or any of its Subsidiaries is party.

         Each notice under this Section shall include details of the occurrence referred to therein, and if appropriate, a brief statement of what action the affected Company or Subsidiary proposes to take with respect thereto.

         Section 6.4. Preservation of Corporate Existence, Etc.

         Each Company shall, and shall cause each Subsidiary to:

         (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

         (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

         (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         Section 6.5.  Maintenance of Property.

         Each Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.2. Each Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

         Section 6.6. Insurance.

         Each Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Companies and their Subsidiaries may self-insure their properties and business on terms and conditions reasonably satisfactory to Banks.

         Section 6.7. Payment of Obligations.

         Each Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the affected Company or Subsidiary;

         (b) all lawful claims which, if unpaid, would by law become a Lien upon its property;

         (c) all indebtedness (other than trade payables), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and

         (d) all indebtedness comprised of trade payables, payable in the ordinary course of such Company's or Subsidiary's business.

         Section 6.8. Compliance with Laws.

         Each Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except, to the extent such Requirements of Law may be contested in good faith or as to which a bona fide dispute may exist provided that non-compliance during the pending of such contest or dispute will not have a Material Adverse Effect.

         Section 6.9. Compliance with ERISA.

         Each Company shall, and shall cause each of its ERISA Affiliates to:
(a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under

Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

         Section 6.10. Inspection of Property and Books and Records.

         Each Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Company and such Subsidiary, except that Clare N.V. and each Subsidiary organized in a foreign jurisdiction shall not be required to maintain their books of record and account in conformity with GAAP. Each Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of such Company and at any time during normal business hours and without advance notice. Prior to the occurrence of a Default or an Event of Default (i) each Company shall not be responsible for the expense of more than one (1) inspection per fiscal year, (ii) the expense of such inspection payable pursuant to the preceding clause will not exceed Five Thousand Dollars ($5,000), and (iii) such inspection shall be performed upon reasonable advance notice to such Company.

         Section 6.11. Environmental Laws.

         Each Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

         Section 6.12. Use of Proceeds.

         Each Company shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

         Section 6.13. Additional Subsidiary Guarantors.

         In the event the Required Banks consent to the formation of a Subsidiary or the Companies form a Foreign Sales Corporation established in accordance with Section 922 of The Internal Revenue Code of 1986, as amended, the Companies shall, upon the request of Agent or Required Banks, cause such Subsidiary to become a party to a guaranty and negative pledge agreement in substantially the same form as those signed by the Guarantors.

         Section 6.14. Continuing Nature of Representations and Warranties.

         The representations and warranties made by either Company or any Subsidiary in the Loan Documents shall be a continuing representation and/or warranty, and each Company and each Subsidiary shall take (or refrain from taking) such actions as are necessary to take (or refrain from taking) to insure that all such representations and warranties remain true, accurate and complete at all times during the term of this Agreement except as otherwise provided in this Agreement or consented to in writing by the Required Banks.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Banks waive compliance in writing:

         Section 7.1. Limitation on Liens.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of such Company or any Subsidiary on the Closing Date and set forth in Schedule 7.1 securing Indebtedness outstanding on such date;

         (b) any Lien created under any Loan Document in favor of a Bank or Agent;

         (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7; provided that no notice of lien has been filed or recorded under the Code;

         (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Companies and their Subsidiaries do not exceed Two Million Dollars ($2,000,000);

         (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of a Company and its Subsidiaries;

         (h) purchase money security interests on any property acquired or held by a Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed one hundred percent (100%) of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed One Million Dollars ($1,000,000);

         (i) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) no more than an aggregate of One Million Dollars ($1,000,000) of such deposit accounts are solely dedicated cash collateral accounts established in the ordinary course of the Companies' business, (ii) other than as set forth in clause (i), such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by a Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by a Company or any Subsidiary to provide collateral to the depository institution; and

         (k) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligations is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by Company and the Subsidiaries together in favor of all counterparties does not at any time exceed Two Million Dollars ($2,000,000) in the aggregate.

         Section 7.2. Disposition of Assets.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) to any other Person (including without limitation any Company or any Subsidiary) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

         (c) dispositions of Foreign Permitted Receivables pursuant to Permitted Foreign Receivables Purchase Facilities;

         (d) the contribution of property to a Joint Venture as part of the purchase thereof to the extent permitted under Section 7.4(e); and

         (e) divestiture of a business unit by a Company (a "Divestiture") so long as (i) no Event of Default is in existence at the time of the Divestiture or would be caused thereby; provided that for purposes of determining compliance with the financial covenants contained in Section 7 of this Agreement, the calculation of EBITDA shall exclude the EBIT of the business unit being divested and (ii) Clare has provided to Agent consolidated pro forma financial statements, in form and substance satisfactory to Required Banks in their sole discretion, for the twelve (12) month period commencing with the date of the Divestiture, which demonstrate in the opinion of Required Banks in their sole discretion that after giving effect to such Divestiture, the Companies will continue to be in compliance with the covenants set forth in the Loan Documents.

         Section 7.3. Consolidations and Mergers.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with a Company, provided that such Company shall be the continuing or surviving corporation, or may merge with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

         (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to a Company or another Wholly-Owned Subsidiary.

         Section 7.4. Loans and Investments.

         Neither Company shall purchase or acquire, nor shall it suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Company (together, "Investments"), except for:

         (a) Investments held by a Company or Subsidiary in the form of Cash Equivalents;

         (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

         (c) extensions of credit by a Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;

         (d)   extensions of credit by any Subsidiary to either Company;

         (e) Investments incurred in order to consummate Acquisitions or Joint Ventures otherwise permitted herein, provided that (i) in the case of Acquisitions or Joint Ventures with a purchase price of less than Twenty-Five Million Dollars ($25,000,000) individually and less than Twenty-Five Million Dollars ($25,000,000) in the aggregate in any fiscal year where the Person to be acquired is engaged in the same general line of business as that of the Companies, (A) Clare has provided to Agent consolidated pro forma financial statements, in form and substance satisfactory to Required Banks in their sole discretion, for the year commencing with the date of the Acquisition or Joint Venture, as the case may be, and continuing through the year of the Termination Date, which demonstrate in the opinion of Required Banks in their sole discretion that after giving effect to such Acquisition or Joint Venture, as the case may be, the Companies have been, are, and will continue to be in compliance with the covenants set forth in the Loan Documents and no Default or Event of Default will exist, except that if the Acquisition is consummated without Loan proceeds, the Companies shall not be required to demonstrate compliance with the covenants set forth in the Loan Documents on a historical basis, (B) after giving effect to such Acquisition or Joint Venture, the aggregate Commitments of the Banks exceed the aggregate amount of Loans (with the amount of all Loans denominated in Offshore Currency converted to the Dollar Equivalent amount) by at least fifteen percent (15%) of the aggregate Commitments of the Banks, (C) the Companies may not use, individually or jointly, more than Thirty-Four Million U.S. Dollars (U.S. $34,000,000) of Loans in connection with such Acquisition or Joint Venture, (D) such Acquisition or Joint Venture is undertaken in compliance with all applicable Requirements of Law, and (E) the prior, effective written consent or approval to such Acquisition or Joint Venture by the board of directors or equivalent governing body of the acquiree is obtained or a consent of the acquiree is obtained that is satisfactory to Agent in its reasonable discretion and, (ii) in the case of Acquisitions or Joint Ventures with a purchase price of more than Twenty-Five Million Dollars ($25,000,000) individually, more than Twenty-Five Million Dollars ($25,000,000) in the aggregate in any fiscal year and where the Person to be acquired is engaged in the same general line of business as the Companies, (1) Clare has satisfied all of the above conditions in clauses (A) through (E) above, and (2) Clare has provided to Agent consolidated pro forma financial statements, in form and substance satisfactory to Required Banks in their sole discretion, for the year commencing one year prior to such Acquisition or Joint Venture and continuing through the year of the Termination Date, which demonstrate in the opinion of Required Banks in their sole discretion that assuming such Acquisition or Joint

Venture had occurred one year earlier and after giving effect to such Acquisition or Joint Venture, the Companies have been, are, and will continue to be in compliance with the covenants set forth in the Loan Documents and no Default or Event of Default will exist, except that if the Acquisition is consummated without Loan proceeds, the Companies shall not be required to demonstrate compliance with the covenants set forth in the Loan Documents on a historical basis; and

         (f) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

         Section 7.5. Limitation on Indebtedness.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a)   Indebtedness incurred pursuant to this Agreement;

         (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.8;

         (c)   Indebtedness existing on the Closing Date and set forth in
Schedule 7.5;

         (d)   Indebtedness secured by Liens permitted by subsection 7.1(h) and
(k) in an aggregate amount outstanding not to exceed Three Million Dollars ($3,000,000);

         (e) Indebtedness incurred in connection with leases permitted pursuant to Section 7.10;

         (f) Foreign exchange forward contracts entered into in the ordinary course of business, provided that (i) the aggregate exposure to the Companies and the Subsidiaries under such foreign exchange forward contracts does not exceed Six Million Dollars ($6,000,000) in any calendar month or Forty Million Dollars ($40,000,000) at any one time and (ii) no foreign exchange forward contract exceeds twelve (12) months in length;

         (g) Insurance premium financing for Casualty, Property and D&O Insurance premiums up to a maximum amount of Two Million Dollars ($2,000,000); and

         (h) Unsecured indebtedness entered into in the ordinary course of business, provided, that (i) the aggregate principal amount of such unsecured indebtedness incurred by the Companies and the Subsidiaries does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and (ii) such unsecured indebtedness is repaid within one hundred and eighty (180) days of the date incurred.

         Section 7.6. Transactions with Affiliates.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of a Company or a Subsidiary, except upon fair and reasonable terms no less favorable to such Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of such Company or such Subsidiary.

         Section 7.7. Use of Proceeds.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of a Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

         Section 7.8. Contingent Obligations.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

         (a) endorsements for collection or deposit in the ordinary course of business;

         (b)   Permitted Swap Obligations;

         (c) Contingent Obligations of a Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.8;

         (d) Contingent Obligations with respect to Surety Instruments issued by a Bank or other Surety Instruments incurred in the ordinary course of business and not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate at any time in respect of the Companies and their Subsidiaries; and

         (e) Contingent Obligation incurred by the Guarantors pursuant to their guaranty of the Obligations.

         Section 7.9. Joint Ventures.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to enter into any Joint Venture, except as permitted in subsection 7.4(e) and so long as each of the following conditions are satisfied for each permitted Joint Venture (i) the applicable Company's liability with respect to each Joint Venture is limited to the percentage of ownership of such Company in the Joint Venture, to the extent such limitation is permitted by applicable law, (ii) the Companies' liabilities with respect to Joint Ventures in the aggregate does not exceed Ten Million Dollars ($10,000,000) and (iii) the applicable Company shall have the Joint Venture execute a Negative Pledge Agreement with respect to its assets then owned and thereafter acquired to the extent of such Company's percentage ownership of the Joint Venture.

         Section 7.10. Lease Obligations.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease or industrial revenue bond financing, except for operating leases entered into by a Company or any Subsidiary in the ordinary course of business and capital leases entered into by a Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual, rental and lease payments, as applicable, for the Companies and their Subsidiaries for all such operating and capital leases shall not exceed the lesser of (i) Nine Million Dollars ($9,000,000) in fiscal year 1998 and Ten Million Dollars ($10,000,000) in each fiscal year thereafter and (ii) the amount which allows the Companies to be in compliance with the covenants set forth in this Article VII.

         Section 7.11. Restricted Payments.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that;

         (a) a Company may declare and make dividend payments or other distributions payable solely in its common stock;

         (b) a Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

         (c) a Subsidiary may declare and make dividend payments or other distributions payable solely to the Companies; and

         (d) after June 30, 1996, a Company may declare and make cash dividend payments; provided, that (i) such payment has been approved and authorized by such Company's Board of Directors, (ii) such payment is made solely out of ten percent (10%) of such Company's consolidated net income for such fiscal year and
(iii) no Event of Default is in existence at the time of such declaration and payment or would be caused thereby.

         (e) a Company may make any payment of any part or all of any Subordinated Debt or take or omit to take any other action with respect of any Subordinated Debt, in accordance with the terms of the subordination agreement relative thereto and approved by the Required Banks in their sole discretion.

         Section 7.12. ERISA.

         Neither Company shall, nor shall it suffer or permit any of its ERISA Affiliates to, engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Companies and their Subsidiaries in an aggregate amount in excess of One Million Dollars ($1,000,000).

         Section 7.13 Change in Business.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by such Company and its Subsidiaries on the date hereof.

         Section 7.14. Accounting Changes.

         Neither Company shall, nor shall it suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of such Company or of any Subsidiary.

         Section 7.15. Consolidated Tangible Net Worth.

         Consolidated Tangible Net Worth for the quarter ending December 31, 1997 will be no less than Seventy-Five Million Dollars ($75,000,000) and Consolidated Tangible Net Worth for each fiscal quarter thereafter will be no less than the minimum Consolidated Tangible Net Worth required for the immediately preceding fiscal quarter plus fifty percent (50%) of the positive net income of Clare and its Subsidiaries.

         Section 7.16. Total Funded Debt to EBITDA.

         The ratio of Total Funded Debt to EBITDA shall not exceed 2.0:1.0 at the end of any fiscal quarter.

         Section 7.17. Interest Coverage Ratio.

         The Interest Coverage Ratio for the twelve-month period ending on December 31, 1997 and any twelve-month period ending on the last day of each fiscal quarter of Clare thereafter shall be at least 2.50:1.00.

         Section 7.18. Obligations under Financial Services Agreements.

         The Companies obligations (including Contingent Obligations) owed to a Bank under the Financial Services Agreements shall not at any time exceed the amount set forth opposite such Bank's name in Schedule 2.1 under the heading "Financial Services (Excluding Loans)".

         Section 7.19. Subsidiaries.

         Neither Company shall, nor shall it permit any Subsidiary to create, establish or acquire any Subsidiaries other than those existing on the date of this Agreement; except for a Foreign Sales Corporation established in accordance with Section 922 of The Internal Revenue Code of 1986, as amended or a newly formed Subsidiary, so long as in each case the Companies shall cause such Subsidiary to become a party to a guaranty and negative pledge agreement in substantially the same form as those signed by Guarantors.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

         Section 8.1. Event of Default.

         Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. A Company fails to pay, (i) when and as required to be paid herein, any amount of principal or interest of any Loan, or (ii) within five (5) days after the same becomes due, any fee or any other amount payable hereunder or under any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by a Company or any Subsidiary made herein or in any other Loan Document is at any time on or after the date made incorrect in any material respect, or any representation or warranty which is contained in any certificate, document or financial or other statement by a Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or remade; or

         (c) Specific Defaults. A Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3 or 6.10 or in Article VII; or

         (d) Other Defaults. A Company or any Subsidiary party thereto fails to perform or observe (i) any term or covenant contained in either Section 6.4 or 6.9 and such default shall continue unremedied for a period of five (5) days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (B) the date upon which written notice thereof is given to a Company by the Agent or any Bank and (ii) any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of twenty (20) days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (B) the date upon which written notice thereof is given to a Company by the Agent or any Bank; or

         (e) Cross-Default. (i) A Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Two Million Five Hundred Thousand Dollars ($2,500,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which a Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as defined in such Swap contract) as to which a Company or any Subsidiary is an Affected Party (as defined in such Swap Contract), and, in either event, the Swap Termination Value owed by a Company or such Subsidiary as a result thereof is greater than Two Million Five Hundred Thousand Dollars ($2,500,000); or

         (f)   Insolvency; Voluntary Proceedings. A Company or any Subsidiary
(i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against a Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of a Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) a Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) a Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000) or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

         (i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against a Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten
(10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (j) Change of Control. There occurs any Change of Control; or

         (k) Unenforceability. Any part of this Agreement or any Loan Document (other than the Guaranties executed by each Guarantor) is declared unenforceable or a Company, any Subsidiary or any Guarantor challenges or contests in any action, suit or proceeding the validity or enforceability of all or any part of this Agreement or any of the Loan Documents.

         (l) Adverse Change. An event occurs which could reasonably be expected to have a Material Adverse Effect; or

         (m) Guarantor Defaults. A Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty; or a Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or a Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or any event described at subsections (f) or (g) of this Section occurs with respect to a Guarantor; or

         (n) Invalidity of Subordination Provisions. Any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement.

         Section 8.2. Remedies.

         If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks:

         (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Company; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

         Section 8.3. Rights Not Exclusive.

         The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE IX
                                    THE AGENT

         Section 9.1. Appointment and Authorization; "Agent".

         Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         Section 9.2. Delegation of Duties.

         The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         Section 9.3. Liability of Agent.

         None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by a Company or any Subsidiary or Affiliate of a Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of a Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of a Company or any of such Company's Subsidiaries or Affiliates.

         Section 9.4. Reliance by Agent.

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to a Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the

Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

         Section 9.5. Notice of Default.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks promptly of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         Section 9.6. Credit and Legal Decision.

         Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of a Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents and warrants that it has made its own legal review of the Companies and Subsidiaries and of the Loan Documents, without reliance on any Agent-Related Person (including, without limitation, counsel to the Agent). Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of a Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of a Company which may come into the possession of any of the Agent-Related Persons.

         Section 9.7. Indemnification of Agent.

         Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of a Company and without limiting the obligation of the Companies to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Companies. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         Section 9.8. Agent in Individual Capacity.

         BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding a Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

         Section 9.9. Successor Agent.

         The Agent may, and at the request of the Required Banks shall, resign as Agent upon thirty (30) days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Companies, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty
(30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         Section 9.10. Withholding Tax.

         (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Each such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of a Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of such Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

         (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of a Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the exemption claimed was not available to such Bank, because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1. Amendments and Waivers.

         No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Financial Services Agreements), and no consent with respect to any departure by a Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Companies and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Companies and acknowledged by the Agent, do any of the following:

         (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.2);

         (b) postpone or delay any date fixed by this Agreement or any other Loan Document (excluding the Financial Services Agreements) for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document (excluding the Financial Services Agreements);

         (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document (excluding the Financial Services Agreements);

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

         (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks; and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

         Amendments and waivers with respect to the Financial Services Agreements will be made in accordance with the respective terms thereof. The Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

         Section 10.2. Notices.

         (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by a Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to a Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to a Company and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent.

         (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Companies. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Company to give such notice and the Agent and the Banks shall not have any liability to a Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Companies to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         Section 10.3. No Waiver; Cumulative Remedies.

         No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         Section 10.4. Costs and Expenses.

         The Companies, jointly and severally, agree that they shall:

         (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) within five (5) Business Days after demand (subject to subsection 4.1(g)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

         (b) pay or reimburse the Agent, and each Bank within five (5) Business Days after demand (subject to subsection 4.1(g)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         Section 10.5. Company Indemnification.

         Whether or not the transactions contemplated hereby are consummated, the Companies, jointly and severally shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of the obligations of the Companies under this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that (a) a Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person and (b) the Companies shall have no obligation to pay any of the Attorney Costs of BankBoston, N.A., formerly known as The First National Bank of Boston in connection with the original documentation and negotiation of this Agreement or any Loan Document. The agreements in this Section shall survive payment of all other Obligations.

         Section 10.6. Marshalling; Payments Set Aside.

         Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of a Company or any other Person or in payment of any or all of the Obligations. To the extent that a Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         Section 10.7. Successors and Assigns.

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Company may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         Section 10.8. Assignments, Participations, etc.

         (a) Any Bank may, with the written consent of the Agent, which consent shall not be unreasonably withheld, and thirty (30) days prior written notice to the Companies, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of Ten Million Dollars ($10,000,000) so long as the assigning Bank maintains a minimum amount of Ten Million Dollars ($10,000,000) of the

Loans and Commitments; provided, however, that the Companies and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Companies and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Companies and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of Three Thousand Dollars ($3,000).

         (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Companies shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of a Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Companies and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 10.5 as though it were also a Bank hereunder, but shall not have any other rights under this Agreement, or any of the other Loan Documents, and all amounts payable by a Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         Section 10.9. Substitution of Banks for Bank Acquisition.

         No less than ninety (90) days after the occurrence of a Bank Acquisition, BofA or a Company may, upon thirty (30) days prior notice to the Affected Bank, designate a Replacement Bank; provided, however, that BofA shall, for a period of ninety (90) days after such notice, have the option to become the Replacement Bank. Any such designation of a Replacement Bank by the Company shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld) and any exercise by BofA of its option to become the Replacement Bank or any designation of a Replacement Bank by BofA shall be subject to the consent of the Companies (which consent shall not be unreasonably withheld).

         Section 10.10. Confidentiality.

         Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by a Company and provided to it by a Company or any Subsidiary, or by the Agent on a Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with a Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than a Company, provided that such source is not bound by a confidentiality agreement with a Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

         Section 10.11. Set-off.

         In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to either Company, any such notice being waived by each Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of either Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the affected Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         Section 10.12. Debits of Fees.

         With respect to any commitment fee, agency fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BofA under the Loan Documents, each Company shall have the option to authorize BofA to debit any deposit account of either Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         Section 10.13. Notification of Addresses, Lending Offices, Etc.

         Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         Section 10.14. Counterparts.

         This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         Section 10.15. Severability.

         The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         Section 10.16. No Third Parties Benefited.

         This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents; provided, that a Participant may be entitled to the benefits of this Agreement to the extent set forth in subsection 10.8(d).

         Section 10.17. Governing Law and Jurisdiction.

         (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANIES, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         Section 10.18. Waiver of Jury Trial.

         THE COMPANIES, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         Section 10.19. Judgment.

         If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or with respect to a Financial Services Agreement the Bank a party thereto, could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of a Company in respect of any such sum due from it to the Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Loan Documents (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Agent or such Bank of any sum adjudged to be so due in the Judgment Currency, the Agent or such Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or such Bank in the Agreement Currency, each Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, Bank or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Agent or any Bank in such currency, the Agent or such Bank agrees to return the amount of any excess to such Company (or to any other Person who may be entitled thereto under applicable law).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                                          C.P. CLARE CORPORATION

                                          By: /s/  Arthur R. Buckland
                                             -------------------------
                                            Title:  President
                                                  --------------------

                                          C.P. CLARE N.V.

                                           By: /s/  Arthur R. Buckland
                                             -------------------------
                                              Title: Director
                                                    ------------------

                                           BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION,
                                             as Agent

                                           By: /s/  Jay McKeown
                                             -------------------------
                                              Title: Assistant Vice President
                                             -------------------------

                                          BANK OF AMERICA NATIONAL TRUST
                                             AND SAVINGS ASSOCIATION,
                                             as a Bank

                                           By: /s/  Steven Kessler
                                              -------------------------
                                             Title:  Vice President
                                                     ------------------

                                           BANKBOSTON, N.A., formerly known as
                                             THE FIRST NATIONAL BANK OF BOSTON,
                                             as a Bank

                                           By: /s/  Timothy Clifford
                                               -------------------------
                                             Title: Vice President
                                                    --------------------

                                    SCHEDULES

Schedule 1.1              Organizational Chart
Schedule 2.1              Commitments and Financial Services (Excluding Loans)
Schedule 5.5              Litigation
Schedule 5.7              ERISA
Schedule 5.10             Leases
Schedule 5.11             Permitted Liabilities
Schedule 5.12             Environmental Matters
Schedule 5.16             Subsidiaries and Minority Interests
Schedule 5.17             Insurance Matters
Schedule 7.1              Permitted Liens
Schedule 7.5              Permitted Indebtedness
Schedule 7.8              Contingent Obligations
Schedule 10.2             Lending Offices; Addresses for Notices


                                    EXHIBITS

Exhibit A                 Form of Notice of Borrowing
Exhibit B                 Form of Notice of Conversion/Continuation
Exhibit C                 Form of Compliance Certificate
Exhibit D                 Form of Legal Opinion of Counsel
Exhibit E                 Form of Assignment and Acceptance
Exhibit F                 Form of Promissory Notes

                                  SCHEDULE 2.1


                                   COMMITMENTS
                               AND PRO RATA SHARES

                       Bank               Commitment         Pro Rata Share
                       ----               ----------         --------------
Bank of America National Trust           $20,000,000               50%
  and Savings Association
BankBoston, N.A.                         $20,000,000               50%
                       TOTAL             $40,000,000              100%


                      FINANCIAL SERVICES (EXCLUDING LOANS)

                       Bank                        Aggregate Exposure
                       ----                        ------------------
Bank of America National Trust                         $5,000,000
  and Savings Association
BankBoston, N.A.                                       $2,000,000

                                  SCHEDULE 10.2


                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
  AS AGENT

Address for Notices:
--------------------
Bank of America National Trust
and Savings Association
Agency Management Service #33499
231 South LaSalle Street
8th Floor
Chicago, Illinois  60697
Attn:  Jay McKeown, Assistant Vice President
         Telephone: (312) 828-7299
         Facsimile: (312) 974-9102
RE:  C. P. Clare Corporation


Address for Payments:
---------------------
Bank of America National Trust
and Savings Association
San Francisco, California
ABA No.: 121-000-358
Account No.:     12334-14744
Reference:  C.P. Clare Corporation

Domestic and Offshore Lending Office:
231 South LaSalle Street
Chicago, Illinois  60697

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION,
  AS A BANK

Address for Payments and Notices:
---------------------------------
231 South LaSalle Street
Chicago, Illinois 60697
Attention:  Midwest Commercial Banking II
            Telephone:  (312) 828-5658
            Facsimile:  (312) 974-2108
RE:  C. P. Clare Corporation

BANKBOSTON, N.A.,
AS A BANK

Address for Payments and Notices:
---------------------------------
100 Rustcraft Road
Mail Stop 74-02-04
Dedham, Massachusetts  02126
Attn:  Angela Long
         Telephone: (781) 467-2283
         Facsimile: (781) 467-2120
RE:      C. P. Clare Corporation